                                               Filed pursuant to Rule 424(b)(3)
                                                       Registrant No. 333-88834

                Prospectus Supplement No. 1 dated June 6, 2002
                      (To Prospectus dated May 31, 2002)

                                $3,950,000,000
                                  AMGEN INC.
                    Liquid Yield Option(TM) Notes due 2032
                             (Zero Coupon--Senior)
              and Shares of Common Stock Issuable Upon Conversion
                     of the Liquid Yield Option(TM) Notes

                               ----------------

       This document supplements the prospectus dated May 31, 2002, as amended and supplemented through the date hereof, relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon--Senior) (the "LYONs") due March 1, 2032 and the shares of our common stock into which the LYONs are convertible.

      This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated May 31, 2002, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

      The table presented below sets forth information as of the date of this prospectus supplement about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each selling security holder that may be offered using the prospectus. All of the information set forth in the table has been provided by the selling security holders on or prior to the date of this prospectus supplement and, to our knowledge, is true and correct as of the date of this prospectus supplement. However, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their LYONs since the date on which they provided the information regarding their LYONs.

      The table of selling security holders contained on pages 42-45 of the prospectus dated May 31, 2002 is hereby amended and replaced by the table set forth below.

                                                                                             COMMON
                                      PRINCIPAL                                   LYONS       STOCK
                                      AMOUNT OF      SHARES OF                    OWNED       OWNED
                                        LYONS          COMMON                     AFTER       AFTER
                                     BENEFICIALLY      STOCK         COMMON    COMPLETION  COMPLETION
                                      OWNED AND     BENEFICIALLY     STOCK         OF          OF          MATERIAL
                NAME                   OFFERED         OWNED       OFFERED(1)  OFFERING(2) OFFERING(2)  RELATIONSHIP(3)
                ----                 ------------   ------------  ----------   ----------- -----------  ---------------
Aid Association for Lutherans, as
 successor to Lutheran
 Brothershood.......................  11,000,000      97,461.1     97,461.1        -0-            --         None
Akela Capital Master Fund, LLC......   2,000,000      17,720.2     17,720.2        -0-            --         None
Allstate Insurance Company..........  21,900,000(4)  478,336.2(4) 194,036.2(4)     -0-(4)    284,300(4)      None
Allstate Life Insurance Company.....  21,900,000(4)  478,336.2(4) 194,036.2(4)     -0-(4)    284,300(4)      None
Alpha U.S. Sub Fund VIII, LLC.......   2,300,000      20,378.2     20,378.2        -0-            --         None
Amerisure Mutual Insurance
 Company............................     975,000       8,638.6      8,638.6        -0-            --         None
Argent Classic Convertible Arbitrage
 Fund (Bermuda) Ltd.................   6,000,000      53,160.6     53,160.6        -0-            --         None
Argent Classic Convertible Arbitrage
 Fund L.P...........................   4,500,000      39,870.5     39,870.5        -0-            --         None
Argent LowLev Convertible
 Arbitrage Fund Ltd.................  13,500,000     119,611.4    119,611.4        -0-            --         None

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

                                                                                   COMMON
                                PRINCIPAL                               LYONS       STOCK
                                AMOUNT OF    SHARES OF                  OWNED       OWNED
                                  LYONS        COMMON                   AFTER       AFTER
                               BENEFICIALLY    STOCK       COMMON    COMPLETION  COMPLETION
                                OWNED AND   BENEFICIALLY   STOCK         OF          OF         MATERIAL
            NAME                 OFFERED       OWNED     OFFERED(1)  OFFERING(2) OFFERING(2) RELATIONSHIP(3)
            ----               ------------ ------------ ----------- ----------- ----------- ---------------
Aristeia International Limited  26,950,000    238,779.7    238,779.7     -0-           --         None
Aristeia Trading LLC..........   8,050,000     71,323.8     71,323.8     -0-           --         None
Associated Electric & Gas
 Insurance Services Limited...   3,000,000     26,580.3     26,580.3     -0-           --         None
Banc of America Securities LLC   9,281,000     82,230.6     82,230.6     -0-           --         None
Bank Austria Cayman Islands,
 Ltd..........................   4,500,000     39,870.5     39,870.5     -0-           --         None
Bank of America Pension Plan..   2,500,000     22,150.3     22,150.3     -0-           --         None
Bear, Stearns & Co. Inc.......   9,500,000     84,171.0     84,171.0     -0-           --         None
Black Diamond Capital I, Ltd..   2,432,000     21,547.8     21,547.8     -0-           --         None
Black Diamond Convertible
 Offshore LDC.................  15,296,000    135,524.1    135,524.1     -0-           --         None
Black Diamond Offshore Ltd....   8,647,000     76,613.3     76,613.3     -0-           --         None
Canyon Capital Arbitrage
 Masterfund, Ltd..............   3,750,000     33,225.4     33,225.4     -0-           --         None
Canyon Mac 18, Ltd. (RMF).....     625,000      5,537.6      5,537.6     -0-           --         None
Canyon Value Realization Fund
 (Cayman), Ltd................   5,625,000     49,838.1     49,838.1     -0-           --         None
Canyon Value Realization
 Fund, L.P....................   2,500,000     22,150.3     22,150.3     -0-           --         None
CDC Ixis Paris................  15,000,000    132,901.5    132,901.5     -0-           --         None
Cobra Master Fund, Ltd........   1,500,000     13,290.2     13,290.2     -0-           --         None
Continental Assistance
 Company on behalf of its
 Separate Account E...........   7,200,000     63,792.7     63,792.7     -0-           --         None
Continental Casualty Company..  44,800,000    396,932.5    396,932.5     -0-           --         None
Credit Lyonnais SEC USA.......  28,000,000    248,082.8    248,082.8     -0-           --         None
DaimlerChrysler Corp Emp. #1
 Pension Plan dtd 4/1/89......  13,980,000    123,864.2    123,864.2     -0-           --         None
Deephaven Domestic
 Convertible Trading Ltd...... 165,850,000  1,469,447.6  1,469,447.6     -0-           --         None
DKR Fixed Income Holding Fund
 Ltd..........................   3,000,000     26,580.3     26,580.3     -0-           --         None
Double Black Diamond Offshore
 LDC..........................  50,469,000    447,160.4    447,160.4     -0-           --         None
First Union Securities Inc....  20,000,000    177,202.0    177,202.0     -0-           --         None
Franklin and Marshall College.     785,000      6,955.2      6,955.2     -0-           --         None
Gain Offshore Master Fund Ltd.   6,450,000     57,147.6     57,147.6     -0-           --         None
Global Bermuda Limited
 Partnership..................   7,000,000     62,020.7     62,020.7     -0-           --         None
Goldman Sachs and Company.....  14,670,000    129,977.7    129,977.7     -0-           --         None
Granville Capital Corporation.  45,000,000    398,704.5    398,704.5     -0-           --         None
HBK Master Fund, L.P..........  17,000,000    172,821.7    150,621.7     -0-       22,200         None
Highbridge International LLC.. 148,150,000  1,312,623.8  1,312,623.8     -0-           --         None
HSBC Trustee, Zola Managed
  Trust.......................     400,000      3,544.0      3,544.0     -0-           --         None
ING VP Convertible Fund.......      40,000        354.4        354.4     -0-           --         None
ING Convertible Fund..........   3,960,000     35,086.0     35,086.0     -0-           --         None
Jersey (IMA) Ltd..............   3,000,000     26,580.3     26,580.3     -0-           --         None
KBC Financial Products USA
 Inc..........................   4,480,000     39,693.2     39,693.2     -0-           --         None
Lakeshore International, Ltd..  28,000,000    248,082.8    248,082.8     -0-           --         None
Liberty View Fund LLC.........   2,000,000     17,720.2     17,720.2     -0-           --         None
Liberty View Funds L.P........   9,000,000     79,740.9     79,740.9     -0-           --         None
Liberty View Global
 Volatility Fund..............  26,000,000    230,362.6    230,362.6     -0-           --         None
Lyxor Master Fund.............   1,550,000     13,733.2     13,733.2     -0-           --         None

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

                                                                                     COMMON
                                PRINCIPAL                                 LYONS       STOCK
                                AMOUNT OF     SHARES OF                   OWNED       OWNED
                                  LYONS         COMMON                    AFTER       AFTER
                               BENEFICIALLY     STOCK        COMMON    COMPLETION  COMPLETION
                                OWNED AND    BENEFICIALLY    STOCK         OF          OF         MATERIAL
            NAME                 OFFERED        OWNED      OFFERED(1)  OFFERING(2) OFFERING(2) RELATIONSHIP(3)
            ----               ------------- ------------ ------------ ----------- ----------- ---------------
Lyxor Master Fund, c/o Zola
 Capital Management, LLC......     4,750,000     42,085.5     42,085.5     -0-            --        None
Lyxor Master Fund Ref:
 Argent/ LowLev CB............     3,000,000     26,580.3     26,580.3     -0-            --        None
Marathon Global Convertible
 Master Fund, Ltd.............    11,500,000    101,891.2    101,891.2     -0-            --        None
Merrill Lynch International
 Limited......................     6,000,000    232,719.6     53,160.6     -0-       179,559        None
Merrill Lynch, Pierce, Fenner
 & Smith, Inc.................    77,983,000    690,937.2    690,937.2     -0-            --        None
Morgan Stanley & Co...........    40,000,000    354,404.0    354,404.0     -0-            --        None
Nicholas Applegate Investment
 Grade Convertible............        37,000        327.8        327.8     -0-            --        None
NMS Services (Cayman) Inc.....    50,000,000    443,005.0    443,005.0     -0-            --        None
Peoples Benefit Life
 Insurance Company Teamsters..     7,500,000     66,450.8     66,450.8     -0-            --        None
Ramius Capital Group..........       500,000      4,430.1      4,430.1     -0-            --        None
Ramius LP.....................     1,000,000      8,860.1      8,860.1     -0-            --        None
RCG Baldwin LP................     1,500,000     13,290.2     13,290.2     -0-            --        None
RCG Halifax Master Fund, Ltd..     1,500,000     13,290.2     13,290.2     -0-            --        None
RCG Latitude Master Fund, Ltd.     2,500,000     22,150.3     22,150.3     -0-            --        None
RCG Multi Strategy, LP........     3,000,000     26,580.3     26,580.3     -0-            --        None
SAC Capital Associates, LLC...    27,500,000    343,652.8    243,652.8     -0-       100,000        None
Salomon Smith Barney Inc......    31,836,000    282,070.1    282,070.1     -0-            --        None
St. Albans Partners Ltd.......     5,000,000     44,300.5     44,300.5     -0-            --        None
State of Mississippi Health
 Care Trust Fund..............       825,000      7,309.6      7,309.6     -0-            --        None
State Street Bank Custodian
 for GE Pension Trust.........     6,405,000     56,748.9     56,748.9     -0-            --        None
Susquehanna Capital Group.....     5,000,000     44,300.5     44,300.5     -0-            --        None
TD Securities (USA) Inc.......    65,000,000    575,906.5    575,906.5     -0-            --        None
Teachers Insurance & Annuity
 Association..................    16,000,000    141,761.6    141,761.6     -0-            --        None
Tribecca Investments, LLC.....    60,000,000    531,606.0    531,606.0     -0-            --        None
UBS O'Connor LLC F/B/O
 O'Connor Global Convertible
 Portfolio....................       750,000      6,645.1      6,645.1     -0-            --        None
UBS O'Connor LLC F/B/O UBS
 Global Equity Arbitrage
 Master Ltd...................    35,000,000    310,103.5    310,103.5     -0-            --        None
UBS Warburg LLC...............    24,060,000    213,174.0    213,174.0     -0-            --        None
UFJ Investments Asia Ltd......    25,000,000    221,502.5    221,502.5     -0-            --        None
Wachovia Bank National
 Association..................    20,000,000    177,202.0    177,202.0     -0-            --        None
Wachovia Securities
 International Ltd............    31,000,000    274,663.1    274,663.1     -0-            --        None
White River Securities LLC....     9,500,000     84,171.0     84,171.0     -0-            --        None
Worldwide Transactions Ltd....     2,156,000     19,102.4     19,102.4     -0-            --        None
Yield Strategies Fund I, L.P..     5,000,000     44,300.5     44,300.5     -0-            --        None
Yield Strategies Fund II, L.P.     5,000,000     44,300.5     44,300.5     -0-            --        None
Zola Partners, L.P............     7,250,000     64,235.7     64,235.7     -0-            --        None
Other......................... 2,524,833,000 22,370,272.0 22,370,272.0     -0-            --        None

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--------
(1)Represents shares of common stock issuable upon conversion of LYONs that are beneficially owned and offered by the selling security holder.

(2)Assumes that all of the LYONs and/or all of the common stock into which the LYONs are convertible are sold.

(3)Includes any position, office or other material relationship which the selling security holder has had within the past three years with Amgen or any of its predecessors or affiliates.

(4)Allstate Insurance Company and Allstate Life Insurance Company are affiliated entities. Allstate Insurance Company is the record owner of $4,000,000 principal amount of LYONs and Allstate Life Insurance Company is the record owner of $17,900,000 principal amount of LYONs. Aside from the LYONs and the common stock into which the LYONs are convertible, Allstate Insurance Company is the record owner of 180,300 shares of our common stock and Allstate Insurance Company and its affiliates beneficially own an aggregate of 284,300 shares of our common stock.

                               ----------------
      See "Risk Factors" section beginning on page 8 of the prospectus to read about factors you should consider before purchasing the LYONs or our common stock.

                               ----------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 6, 2002.

--------
(TM) Trademark of Merrill Lynch & Co., Inc.

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